Exhibit 4

Schedule of Transactions

Shamrock Activist Value Fund, L.P.
Date	Number of Common Shares Purchased or Sold	Price Per Common Share in $US*	Total Purchase or Sale Price
05/13/09	99,876	$9.9945	$998,211
05/14/09	9,988	$10.0000	$99,880
07/01/09	-1,881,235	$12.0140	$-22,601,157

Total:	-1,771,371		$-21,503,066

Shamrock Activist Value Fund II, L.P.
Date	Number of Common Shares Purchased	Price Per Common Share in $US*	Total Purchase Price
05/13/09	62	$9.9945	$620
05/14/09	6	$10.0000	$60

Total:	68		$680

Shamrock Activist Value Fund III, L.P.
Date	Number of Common Shares Purchased or Sold	Price Per Common Share in $US*	Total Purchase or Sale Price
05/13/09	62	$9.9945	$620
05/14/09	6	$10.0000	$60

Total:	68		$680

Shamrock Activist Value Fund IV, L.P.
Date	Number of Common Shares Purchased or Sold	Price Per Common Share in $US*	Total Purchase or Sale Price
07/01/09	1,881,235	$12.0140	$22,601,157

Total:	1,881,235		$22,601,157

*	Excludes Brokerage Commissions